Exhibit 99.1

Edgewise Therapeutics Reports Third Quarter 2022 Financial Results

– Announced positive 6-month interim results from the ARCH open label study of EDG-5506 in adults with Becker muscular dystrophy (BMD) –

– Advancing CANYON Phase 2 trial in BMD and initiated LYNX Phase 2 trial in Duchenne muscular dystrophy (DMD) –

– Cash, cash equivalents and marketable securities of $365 million as of September 30, 2022 –

BOULDER, Colo.--(BUSINESS WIRE)--November 3, 2022--Edgewise Therapeutics, Inc., (NASDAQ: EWTX), a clinical-stage biopharmaceutical company focused on developing orally bioavailable, small molecule therapies for the treatment of rare muscle disorders, today reported financial results for the third quarter of 2022 and recent business highlights.

“We are fulfilling our commitment to make a difference in the lives of individuals with rare muscle disorders,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “This quarter, we completed a successful financing to continue to drive our muscular dystrophy programs through clinical development. We continue to see positive EDG-5506 clinical results in individuals with BMD, a disorder for which there are no approved treatments. Supported by these strong data, we are advancing EDG-5506 in a Phase 2 clinical trial in individuals with BMD and recently initiated a Phase 2 trial in children with DMD.”

Recent Highlights

Announced Positive 6-Month Interim Results from the ARCH Open Label Study of EDG-5506 in Adults with BMD

The Company announced positive 6-month interim results from the ongoing ARCH study, an open label, single-center study assessing the safety, tolerability, impact on muscle damage biomarkers, and pharmacokinetics (PK) of EDG-5506 in adults with BMD. Plasma PK levels reached target exposures and EDG-5506 continues to be well-tolerated in all participants with no discontinuations or dose reductions. The most common adverse events observed to date were dizziness, drowsiness, and headache. All participants have now been dose escalated to daily 20 mg oral doses of EDG-5506.

Consistent with prior observations, treatment with EDG-5506 led to a significant decrease in key biomarkers of muscle damage when assessed by laboratory assays. Importantly, creatine kinase (CK) and fast skeletal muscle troponin I were reduced by an average of 39% and 75%, respectively, after the participants most recent visit. After 6 months of EDG-5506 dosing, NSAA scores continued to trend in a positive direction. Of note, a similar trend was observed with the North Star Assessment for Limb Girdle Type Muscular Dystrophies (NSAD) scores, an expanded functional outcome scale developed for adult populations that includes higher difficulty tasks. Eight of the twelve participants showed either a functional improvement or exhibited no decline on NSAA relative to their baselines. NSAA scores show a consistent positive trend that diverges from trajectories observed in the natural history study reported by Bello et al. (2016)1, 2 in which the yearly decline was 1.22 NSAA points.

The Company believes the 6-month ARCH study data with EDG-5506 provides further support that reducing contraction-induced damage in dystrophic muscle has the potential to preserve and improve muscle function while preventing disease progression in dystrophinopathies. Go to clinicaltrials.gov to learn more about this study (NCT05160415).

Advancing CANYON Phase 2 Clinical Trial of EDG-5506 in Individuals with BMD

The Company is continuing to advance the CANYON Phase 2 clinical trial evaluating EDG-5506 in individuals with BMD. CANYON will assess the effect of EDG-5506 over a 12-month period on safety, PK, biomarkers such as CK and fast skeletal muscle troponin I, fat fraction as measured by muscle MRI and functional measures in individuals with BMD aged 12 to 50 years. This placebo-controlled trial is anticipated to recruit approximately 66 individuals at up to 14 sites in the United States, United Kingdom and Netherlands. Go to clinicaltrials.gov to learn more about this trial (NCT05291091).

Initiated LYNX Phase 2 Clinical Trial of EDG-5506 in Children with DMD

The Company recently initiated the LYNX Phase 2 clinical trial of EDG-5506 in children with DMD. LYNX is a placebo-controlled trial to assess the effect of three doses of EDG-5506 over 12 weeks on safety, PK and biomarkers of muscle damage. Approximately 27 children with DMD aged 4 to 9 years on stable corticosteroids are expected to be enrolled at up to 12 sites across the United States. Participants will then continue in an open-label extension part of the trial for a total of 12 months to gain further insights into safety and functional measures. Importantly, this trial is designed to identify the doses of EDG-5506 that have the potential to reduce biomarkers of muscle damage and provide functional benefit to patients in a Phase 3 trial. Go to clinicaltrials.gov to learn more about this trial (NCT05540860).

Advanced Preclinical Research Programs

The Company is advancing the EDG-002 program, which is focused on identifying cardiac muscle modulators with a novel mechanism of action, initially targeting inherited hypertrophic cardiomyopathy (HCM). Further, the team is exploring the potential of this novel mechanism across other cardiac disorders. Preliminary preclinical studies offer evidence that the EDG-002 program has the potential to yield molecules that could become a new standard of care for the treatment of HCM. The Company plans to initiate IND-enabling studies in 2022.

Strengthened Engagement with Muscular Dystrophy Scientific and Patient Communities

In October, Edgewise’s leadership featured presentations and scientific posters on EDG-5506 at the 2022 Annual Congress of the World Muscle Society. Further, leadership discussed and answered questions about the Company’s clinical trials in DMD and BMD during patient community webinars hosted by PPMD and CureDuchenne. The Company continues to sponsor and participate in numerous patient-focused events hosted by muscular dystrophy patient advocacy organizations.

Third Quarter Financial Results

Cash, cash equivalents and marketable securities were $365 million as of September 30, 2022. The Company completed an upsized underwritten public offering of 13,372,093 shares of its common stock at a price to the public of $10.32 per share. The total net proceeds from the offering, after deducting underwriters’ discounts and commissions and offering costs were $129 million.

Research and development (R&D) expenses were $13.9 million for the third quarter 2022, compared to $12.4 million for the immediately preceding quarter. The increase of $1.5 million was primarily driven by $0.9 million of higher employee-related costs to support the overall growth of the Company’s research and development efforts, an increase of $0.5 million related to increased drug discovery and preclinical development of the EDG-002 program and $0.1 million of higher expenses related to our EDG-5506 program.

General and Administrative (G&A) expenses were $4.4 million for the third quarter 2022, compared to $4.1 million for the immediately preceding quarter. The increase of $0.3 million was primarily due to increased employee-related costs from increased headcount and stock-based compensation.

Net loss and net loss per share for the third quarter of 2022 was $17.5 million or $0.34 per share, compared to $16.1 million or $0.32 per share for the immediately preceding quarter.

About EDG-5506

EDG-5506 is an orally administered small molecule designed to address muscle damage induced by mechanical stress in dystrophinopathies including DMD and BMD. EDG-5506 presents a novel mechanism of action designed to selectively limit the exaggerated muscle damage caused by the absence or loss of functional dystrophin. By impacting the progressive muscle damage that leads to functional impairment, EDG-5506 has the potential to benefit a broad range of patients suffering from debilitating rare neuromuscular disorders. It is anticipated to be used as a single agent therapy, but it may also provide a synergistic or additive effect in combination with available therapies and therapies currently in development. In August 2021, the U.S. Food and Drug Administration (FDA) granted Fast Track designation to EDG-5506 for the treatment of individuals with BMD.

The Company has completed a Phase 1 clinical trial of EDG-5506 designed to evaluate safety, tolerability, PK and pharmacodynamics of EDG-5506 in adult healthy volunteers (Phase 1a) and in adults with BMD (Phase 1b) (NCT04585464). In ARCH, a follow-on open-label, single-center trial (NCT05160415) assessing long-term safety and PK, decreases in biomarkers of muscle damage and improvements in NSAA have been observed. CANYON, a Phase 2 trial (NCT05291091) is assessing safety, PK, biomarkers and functional measures in participants with BMD. Recently, the Company initiated LYNX, a Phase 2 trial (NCT05540860) of EDG-5506 for the treatment of DMD that will assess safety, PK and biomarkers of muscle damage.

About Edgewise Therapeutics

Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of innovative treatments for severe, rare neuromuscular and cardiac disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle-focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, Twitter andFacebook.

References

[1] Bello L, et al., Functional Changes in Becker Muscular Dystrophy: Implications for Clinical Trials in Dystrophinopathies, Scientific Reports, 2016.

[2] Bello L., The Natural History of Becker Muscular Dystrophy, MDA Clinical & Scientific Conference, 2022.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s drug discovery platform, product candidates and programs, including EDG-5506 and EDG-002; statements regarding Edgewise’s expectations relating to its preclinical studies and clinical trials, including patient enrollment; statements about the expected timing of Edgewise’s initiation of IND-enabling studies for EDG-002; statements regarding Edgewise’s pipeline of product candidates and programs; and statements by Edgewise’s president and chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates for muscular dystrophy patients or other patient populations; the timing, progress and results of preclinical studies and clinical trials for EDG-5506 and the EDG-002 program; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; negative impacts of the COVID-19 pandemic on Edgewise’s operations, including preclinical and clinical trials; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Edgewise Therapeutics, Inc.
Condensed Statement of Operations
(in thousands except share and per share amounts, unaudited)

	Three months ended
	September 30, 2022	June 30, 2022
Operating expenses:
Research and development	$13,894	$12,402
General and administrative	4,368	4,089
Total operating expenses	18,262	16,491
Loss from operations	(18,262)	(16,491)
Interest income	764	424
Net loss	$(17,498)	$(16,067)
Net loss per share - basic and diluted	$(0.34)	$(0.32)
Weighted-average shares outstanding, basic and diluted	51,844,904	49,622,752

Edgewise Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands, unaudited)

	September 30,	December, 31
	2022	2021
Assets
Cash, cash equivalents and marketable securities	$364,822	$280,789
Other assets	12,331	4,444
Total assets	$377,153	$285,233
Liabilities and stockholders' equity
Liabilities	15,749	10,850
Stockholders' equity	361,404	274,383
Total liabilities and stockholders' equity	$377,153	$285,233

Contacts

Investors & Media
Michael Carruthers
Chief Financial Officer
ir@edgewisetx.com